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As filed with the Securities and Exchange Commission on October 1, 2004

Registration No. 333-118750

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLUELINX HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5031	77-0627356
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4300 Wildwood Parkway
Atlanta, Georgia 30339
(770) 953-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Barbara V. Tinsley, Esq.
General Counsel and Secretary
4300 Wildwood Parkway
Atlanta, Georgia 30339
(770) 953-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael R. Littenberg, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Ph: (212) 756-2000 Fax: (212) 593-5955	Robert E. Buckholz, Jr., Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Ph: (212) 558-4000 Fax: (212) 558-3588

        Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        This Amendment No. 1 amends and supplements the Registration Statement on Form S-1 No. 333-118750 originally filed with the Securities and Exchange Commission (the "SEC") on September 2, 2004 (the "Registration Statement") by BlueLinx Holdings Inc., a Delaware corporation (the "Company"), relating to the offering of our common stock. Terms not otherwise defined herein shall have the meaning ascribed to them in the Registration Statement.

        The sole purpose of this Amendment No. 1 is to file certain related exhibits.

PART II

Information Not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

        The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee and the NASD fee are estimated. All amounts will be filed by amendment.

SEC Registration Fee		$19,005
New York Stock Exchange Listing Fee		250,000
NASD Fee		15,500
Accounting Fees and Expenses
Legal Fees and Expenses
Printing Fees and Expenses
Blue Sky Fees and Expenses
Miscellaneous

Total	$

Item 14. Indemnification of Directors and Officers

Indemnification Under the Delaware General Corporation Law

        Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  (1)
  for any breach of the director's duty of loyalty to the corporation or its stockholders,

  (2)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (3)
  for unlawful payments of dividends or unlawful stock purchases or redemptions, or

  (4)
  for any transaction from which the director derived an improper personal benefit.

        These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under Our Certificate of Incorporation

        Article V of our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same may be amended and supplemented from time to time, the personal liability of our directors shall be eliminated.

Indemnification Under Our Bylaws

        Section 6.01 of Article VI of our bylaws provides that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person.

Indemnification Under Indemnification Agreements With Our Directors and Officers

        Reference is made to the form of Indemnification Agreement to be entered into between us and each of our directors and certain of our officers pursuant to which we will agree to indemnify these persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

Item 15. Recent Sales of Unregistered Securities.

        The following is a list of all securities sold or issued by us within the past three years:

(1)
In May 2004, we issued 18,099,900 shares of our common stock to Cerberus ABP Investor LLC for an aggregate purchase price of $4,524,975.00. The shares were issued in reliance on Section 4(2) of the Securities Act as the sale of the securities did not involve a public offering. Appropriate legends were affixed to the share certificate issued in such transaction.

(2)
In May 2004, we issued 95,000 shares of our series A preferred stock to Cerberus ABP Investor LLC for an aggregate purchase price of $95,000,000.00. The shares were issued in reliance on Section 4(2) of the Securities Act as the sale of the securities did not involve a public offering. Appropriate legends were affixed to the share certificate issued in such transaction.

(3)
In May 2004, we issued shares of our common stock in private placements to certain of our executives as follows:

(i)
700,000 shares to Charles H. McElrea for an aggregate purchase price of $175,000.00;

(ii)
500,000 shares to George R. Judd for an aggregate purchase price of $125,000.00;

(iii)
300,000 shares to Steven C. Hardin for an aggregate purchase price of $75,000.00;

(iv)
200,000 shares to David J. Morris for an aggregate purchase price of $50,000.00;

  (v)
  100,000 shares of our common stock to James C. Herbig for an aggregate purchase price of $25,000.00; and

  (vi)
  100,000 shares to Wayne E. Wiggleton for an aggregate purchase price of $25,000.00.

        All of the foregoing shares were issued in reliance on Section 4(2) of the Securities Act as none of the sales of the securities involved a public offering. Each of the purchasers represented to us that he was an accredited investor and was acquiring the shares for investment and not distribution, and appropriate legends were affixed to the share certificates issued in each transaction.

(4)
On August 30 and 31, 2004, we granted options to purchase 1,259,000 shares of our common stock to certain of our employees and independent directors pursuant to our equity incentive plan at an exercise price of $3.75 per share. The options were issued pursuant to compensatory plans or agreements with employees and directors in reliance on Rule 701 of the Securities Act.

        There were no underwriters employed in connection with the sales and issuances described in paragraphs (1) through (4).

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
3.1	*	Amended and Restated Certificate of Incorporation of the Registrant to become effective upon closing of this offering
3.2	*	Amended and Restated Bylaws of the Registrant to become effective upon closing of this offering
4.1	*	Specimen of Common Stock Certificate
4.2	**	Registration Rights Agreement, dated as of May 7, 2004, by and among Registrant and the initial holders specified on the signature pages thereto
4.3	**	Letter Agreement, dated as of August 30, 2004, by and among Registrant, Cerberus ABP Investors LLC, Charles H. McElrea, George R. Judd, David J. Morris, James C. Herbig, Wayne E. Wiggleton and Steven C. Hardin
5.1	*	Opinion of Schulte Roth & Zabel LLP
10.1	**	Asset Purchase Agreement, dated as of March 12, 2004, by and among Georgia-Pacific Corporation, Georgia-Pacific Building Material Sales, Ltd. and BlueLinx Corporation
10.2	**	First Amendment to Asset Purchase Agreement, dated as of May 6, 2004, by and among Georgia-Pacific, Georgia-Pacific Building Material Sales, Ltd. and BlueLinx Corporation
10.3	**†	Master Purchase, Supply and Distribution Agreement, dated May 7, 2004 by and between BlueLinx Corporation and Georgia-Pacific

10.4	**	Loan and Security Agreement, dated as of May 7, 2004, by and among BlueLinx Corporation, the financial institutions from time to time party thereto as lenders, Congress in its capacity as administrative and collateral agent, and Congress and Goldman Sachs Credit Partners L.P., as co-lead arrangers and co-syndication agents
10.5	**	Severance Agreement between BlueLinx Corporation and Charles H. McElrea, dated May 7, 2004
10.6	**	Severance Agreement between BlueLinx Corporation and David J. Morris, dated May 7, 2004
10.7	**	Severance Agreement between BlueLinx Corporation and George R. Judd, dated May 7, 2004
10.8	**	Severance Agreement between BlueLinx Corporation and Steven C. Hardin, dated May 7, 2004
10.9	**	Severance Agreement between BlueLinx Corporation and Barbara V. Tinsley, dated May 7, 2004
10.10	**	BlueLinx Holdings Inc. Equity Incentive Plan
10.11	**	Form of Indemnification Agreement
21.1	**	List of subsidiaries of the Registrant
23.2	*	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
24		Power of Attorney (included on signature page of initial filing)	(A)

*
To be filed by amendment.

**
Filed herewith.

†
Portions of this document will be omitted and filed separately with the SEC pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Exchange Act.

(A)
Previously filed on the signature page of the Company's Registration Statement on Form S-1 (Reg. No. 333-118750) originally filed with the SEC on September 2, 2004

Item 17. Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (2)
  That, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and conformed in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3)
  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the security offered therein, and the offering of such securities of such form shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, BlueLinx Holdings Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 1st day of October, 2004.

BLUELINX HOLDINGS INC.
Date: October 1, 2004	By:	/s/ CHARLES H. MCELREA
Name: Charles H. McElrea Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHARLES H. MCELREA Charles H. McElrea	Chief Executive Officer and Director (principal executive officer)	October 1, 2004
* David J. Morris	Chief Financial Officer and Treasurer (principal financial and accounting officer)	October 1, 2004
* Joel A. Asen	Director	October 1, 2004
* Jeffrey J. Fenton	Chairman of the Board of Directors	October 1, 2004
* Stephen E. Macadam	Director	October 1, 2004
* Steven F. Mayer	Director	October 1, 2004
* Michael Rossi	Director	October 1, 2004
* Alan H. Schumacher	Director	October 1, 2004

* Lenard B. Tessler	Director	October 1, 2004
* Robert G. Warden	Director	October 1, 2004
*By:	/s/ BARBARA V. TINSLEY Barbara V. Tinsley Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
3.1	*	Amended and Restated Certificate of Incorporation of the Registrant to become effective upon closing of this offering
3.2	*	Amended and Restated Bylaws of the Registrant to become effective upon closing of this offering
4.1	*	Specimen of Common Stock Certificate
4.2	**	Registration Rights Agreement, dated as of May 7, 2004, by and among Registrant and the initial holders specified on the signature pages thereto
4.3	**	Letter Agreement, dated as of August 30, 2004, by and among Registrant, Cerberus ABP Investors LLC, Charles H. McElrea, George R. Judd, David J. Morris, James C. Herbig, Wayne E. Wiggleton and Steven C. Hardin
5.1	*	Opinion of Schulte Roth & Zabel LLP
10.1	**	Asset Purchase Agreement, dated as of March 12, 2004, by and among Georgia-Pacific Corporation, Georgia-Pacific Building Material Sales, Ltd. and BlueLinx Corporation
10.2	**	First Amendment to Asset Purchase Agreement, dated as of May 6, 2004, by and among Georgia-Pacific, Georgia-Pacific Building Material Sales, Ltd. and BlueLinx Corporation
10.3	**†	Master Purchase, Supply and Distribution Agreement, dated May 7, 2004 by and between BlueLinx Corporation and Georgia-Pacific
10.4	**	Loan and Security Agreement, dated as of May 7, 2004, by and among BlueLinx Corporation, the financial institutions from time to time party thereto as lenders, Congress in its capacity as administrative and collateral agent, and Congress and Goldman Sachs Credit Partners L.P., as co-lead arrangers and co-syndication agents
10.5	**	Severance Agreement between BlueLinx Corporation and Charles H. McElrea, dated May 7, 2004
10.6	**	Severance Agreement between BlueLinx Corporation and David J. Morris, dated May 7, 2004
10.7	**	Severance Agreement between BlueLinx Corporation and George R. Judd, dated May 7, 2004
10.8	**	Severance Agreement between BlueLinx Corporation and Steven C. Hardin, dated May 7, 2004
10.9	**	Severance Agreement between BlueLinx Corporation and Barbara V. Tinsley, dated May 7, 2004
10.10	**	BlueLinx Holdings Inc. Equity Incentive Plan
10.11	**	Form of Indemnification Agreement
21.1	**	List of subsidiaries of the Registrant
23.2	*	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
24		Power of Attorney (included on signature page of initial filing)	(A)

*
To be filed by amendment.

**
Filed herewith.

†
Portions of this document will be omitted and filed separately with the SEC pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Exchange Act.

(A)
Previously filed on the signature page of the Company's Registration Statement on Form S-1 (Reg. No. 333-118750) originally filed with the SEC on September 2, 2004

QuickLinks

Explanatory Note
PART II Information Not Required in the Prospectus
EXHIBIT INDEX
SIGNATURES
EXHIBIT INDEX